Corporate Headquarters: 2071 Ringwood Avenue, Unit C, San Jose, CA  95131

Andalay Solar Announces First Quarter 2014 Results

Revenue Increase of 76% and Operating Expenses Decrease of 34% As Compared to Prior Year

San Jose, CA, May 12, 2014 – Andalay Solar, Inc. (OTCQB:WEST), a designer and manufacturer of integrated solar power systems, today announced its first quarter 2014 financial results.

“Total revenue in the first quarter was $142,000, a 75.5% increase as compared to the same period in the prior year. Although revenue declined sequentially by 81.2%, the lower sales were due to a significant customer order for a specific project during the fourth quarter of 2013 and due to seasonally low revenue volume during the first quarter driven by winter weather. Total operating expenses in the first quarter of 2014 decreased by 34.0% as compared to the first quarter of 2013, and increased slightly by 3.6% as compared to the fourth quarter of 2013 due to the timing of certain annual expenditures incurred during the current quarter. The Company’s team is the most streamlined that it has ever been and is well situated to be fully focused on growing sales and working with key partners,” commented Steven Chan, CEO of Andalay Solar.

Mr. Chan continued, “Since joining the Company in late April, I have started meeting with potential customers and manufacturing partners and come away excited by the indications of interest of partnering with Andalay and recognition of our innovative products. My immediate focus will be putting in place a strong network of strategic partners and customers to help ensure sustainable growth of Andalay's sales throughout 2014 and beyond,” concluded Mr. Chan.

First Quarter Financial Results

Revenue for the quarter ended March 31, 2014 was $142,000, compared to $81,000 in the first quarter of 2013 and $757,000 in the fourth quarter of 2013. Year-over-year revenue in the first quarter of 2014 increased $61,000 or 75.5%, compared to the same period in the prior year due to an increase in watts sold and due to limited inventory levels during the first quarter of 2013 due to supplier relationship issues. The Company began receiving product from a new supplier beginning in September 2013. The sequential decline in revenue of $614,000 was due to a significant customer order for a specific project during the fourth quarter of 2013 that did reoccur in the current quarter and due to seasonally lower sales during the first quarter driven by winter weather.

Gross profit for the first quarter of 2014 was $7,000 or 5.0% of revenue, compared to a gross loss of $7,000 or 8.1% of revenue for the first quarter of 2013, and a gross profit of $43,000 or 5.6% of revenue for the fourth quarter of 2013. The year-over-year increase in gross margin was due to lower panel costs in the current year and higher inventory overhead allocations in the prior year as a percent of revenue related to low revenue volume, partially offset by lower average selling prices in the current year. The gross margin sequentially declined slightly in the current quarter as compared to the fourth quarter of 2013.

Total operating expenses in the first quarter of 2014 were $668,000, compared to $1.0 million for the same period last year and $645,000 for the fourth quarter of 2013. The year-over-year decrease is due to lower sales and marketing costs of $237,000 and lower general and administrative expenses of $107,000. The year-over-year decline in sales and marketing costs was due to a decrease in licensing fees due to the termination of the license agreement with Westinghouse Electric in August of 2013 and lower payroll and commission costs, partially offset by higher stock-based compensation. The year-over-year decline in general and administrative expenses was due to reduced expenditures for professional fees, insurance, research and development and rent and a decline in bad debt expense, partially offset by higher stock-based compensation. Compared to the fourth quarter of 2013, total operating expenses increased $23,000 due to an increase in general and administrative expense of $43,000, partially offset by a decline in sales and marketing expense of $20,000. The sequential increase in general and administrative expenses was primarily due to annual audit and tax professional fees incurred in the first quarter of 2014 and higher stock-based compensation, partially offset by lower expenditures for rent, research and development and insurance. The sequential decrease in sales and marketing costs was due to lower payroll and commissions costs and expenditures for travel related to lower revenue. Stock-based compensation expense included in total operating expenses was $166,000 for the first quarter of 2014, compared to $2,000 for the same period of 2013 and $160,000 in the fourth quarter of 2013. The year-over-year increase was related to significant forfeitures in the prior year resulting in expense credits related to an employee downsizing in January 2013 and higher expense levels in the current quarter related to employee and board member stock grants in November 2013. Cash operating expenses (adjusted to exclude stock-based compensation expense and depreciation and amortization expense) were $468,000 for the first quarter of 2014, compared to $971,000 for the same period last year and $451,000 for the fourth quarter of 2013.

Andalay Solar, Inc., 2071 Ringwood Avenue, Unit C, San Jose, CA 95131
Phone: 888-395-2248 | Fax: 866-685-7702 | www.andalaysolar.com

Net loss from continuing operations was $70,000 in the first quarter of 2014 compared to a net loss of $1.0 million in the same period last year, and a net loss of $594,000 in the fourth quarter of 2013. Net loss for the first quarter of 2014 includes a non-cash charge to the fair value of embedded derivatives of $102,000 and other income of $769,000 representing a favorable settlement of a prior debt owed to a creditor.  Net loss for the fourth quarter of 2013 includes a favorable non-cash adjustment to the fair value of embedded derivatives of $66,000. Excluding the non-cash adjustments in both years, net loss from continuing operations was $738,000 in the first quarter of 2014 compared to $660,000 in the fourth quarter of 2013.

Net loss attributable to common shareholders (which includes discontinued operations, preferred stock dividends and preferred deemed dividends) was $84,000 or $0.00 per share in the first quarter of 2014 compared to $1.3 million or $0.04 per share in the first quarter of 2013 and $623,000 or $0.01 per share in the fourth quarter of 2014.

Cash and cash equivalents as of March 31, 2014 were $259,000. There was a $500,000 balance drawn on the Company’s $500,000 line of credit at year-end. Common shares outstanding as of March 31, 2014 were 167.7 million compared to 39.2 million as of March 31, 2013 and 116.3 million as of December 31, 2013.

The number of employees at the end of the first quarter of 2014 was 10, compared to 8 at December 31, 2013.

About Andalay Solar: (OTCQB:WEST)

Founded in 2001, the Company is a designer and manufacturer of integrated solar power systems. In 2007, the Company pioneered the concept of integrating the racking, wiring and grounding directly into the solar panel. This revolutionary solar panel, branded "Andalay", quickly won industry acclaim. In 2009, the Company again broke new ground with the first integrated AC solar panel, reducing the number of components for a rooftop solar installation by approximately 80 percent and lowering labor costs by approximately 50 percent. This AC panel, which won the 2009 Popular Mechanics Breakthrough Award, has become the industry's most widely installed AC solar panel. A new generation of products named "Instant Connect®" was introduced in 2012 and is expected to achieve even greater market acceptance. Award-winning Andalay Solar Power Systems provide the best combination of safety, performance and reliability. For more information on the Company, visit www.andalaysolar.com.

Forward-Looking and Cautionary Statements - Safe Harbor

Statements made in this release that are not historical in nature, including those related to market acceptance of products, constitute forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as "expects," "projects," "plans," "will," "may," "can," "anticipates," believes," "should," "intends," "estimates," and other words of similar meaning. These statements include all statements related to our Chief Executive’s efforts to put in place a strong network of strategic partners and customers to help ensure sustainable growth. The statements are subject to risks and uncertainties that cannot be predicted or quantified, and our actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks associated with the ability of our suppliers to continue to fulfill our product orders, our ability to successfully attract, retain and transition key personnel, including our Chief Executive Officer , our ability to continue to receive investment funding and maintain costs and expenses, the effectiveness, profitability, and marketability of our products, our ability to protect proprietary rights and information, the impact of current, pending, or future legislation, regulation and incentive programs on the solar power industry, the impact of competitive products or pricing, technological changes, our ability to identify and successfully acquire and grow distribution customers, and the effect of general economic and business conditions. All forward-looking statements included in this release are made as of the date of this press release, and Andalay Solar assumes no obligation to update any such forward-looking statements.

Andalay Solar Contact:

Margaret Randazzo, Chief Financial Officer
(408) 402-9400
mrandazzo@andalaysolar.com

- Tables to Follow

Andalay Solar, Inc., 2071 Ringwood Avenue, Unit C, San Jose, CA 95131
Phone: 888-395-2248 | Fax: 866-685-7702 | www.andalaysolar.com

Andalay Solar, Inc.
Condensed Consolidated Balance Sheets

	March 31, 2014 (unaudited)	December 31, 2013
Assets
Current assets:
Cash	$258,961	$150,081
Accounts receivable, net	528,768	567,523
Other receivables	200,002	21,378
Inventory	940,183	786,636
Prepaid expenses and other current assets	231,119	317,510
Total current assets	2,159,033	1,843,128
Property and equipment, net	8,934	13,854
Patents, net	1,216,365	1,244,712
Other assets, net	156,956	163,711
Assets of discontinued operations – long-term	200,000	200,000
Total assets	$3,741,288	$3,465,405

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$3,436,887	$4,199,511
Accrued liabilities	84,232	89,730
Accrued warranty	347,490	344,990
Credit facility	500,000	500,000
Capital lease obligations – current portion	—	299
Derivative liability – embedded conversion feature	402,108	177,927
Current portion of long-term debt	86,910	129,839
Convertible notes – short-term	150,000	60,000
Liabilities of discontinued operations	952,609	967,928
Total current liabilities	5,960,236	6,470,224

Convertible notes, less current portion (net of discount)	730,638	382,084
Total liabilities	6,690,874	6,852,308

Commitments and contingencies

Series C convertible redeemable preferred stock, $0.001 par value; 87 issued and outstanding as of March 31, 2014 and December 31, 2013, respectively	163,998	163,998

Series D convertible redeemable preferred stock, $0.001 par value; 570 and 860 shares issued and outstanding as of March 31, 2014 and December 31, 2013, respectively	539,736	858,565

Stockholders’ deficit:
Series B convertible redeemable preferred stock, $0.001 par value; 0 and 467 shares issued and outstanding as of March 31, 2014 and December 31, 2013, respectively	—	146,224
Common stock, $0.001 par value; 500,000,000 shares authorized; 167,705,179 and 116,339,293 shares issued and outstanding as of March 31, 2014 and December 31, 2013, respectively	167,705	116,339
Additional paid-in capital	79,653,397	78,717,997
Accumulated deficit	(83,474,422)	(83,390,026)
Total stockholders’ deficit	(3,653,320)	(4,409,466)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$3,741,288	$3,465,405

Andalay Solar, Inc.
Condensed Consolidated Statements of Comprehensive Loss
(Unaudited)

	Three Months Ended March 31,
	2014	2013

Net revenue	$142,482	$81,194
Cost of goods sold	135,388	87,742
Gross profit (loss)	7,094	(6,548)
Operating expenses
Sales and marketing	63,384	300,395
General and administrative	604,164	711,424
Total operating expenses	667,548	1,011,819
Loss from continuing operations	(660,454)	(1,018,367)
Other income (expense)
Interest income (expense), net	(77,085)	(5,299)
Adjustment to the fair value of embedded derivatives	(101,551)	—
Adjustment to the fair value of common stock warrants	—	7
Settlement of prior debt owed	769,148	—
Total other income (expense), net	590,512	(5,292)
Loss before provision for income taxes and discontinued operations	(69,942)	(1,023,659)
Provision for income taxes	—	—
Net loss from continuing operations	(69,942)	(1,023,659)
Net income from discontinued operations, net of tax	—	2,925
Net loss	(69,942)	(1,020,734)
Preferred stock dividend	(14,454)	(53,220)
Preferred deemed dividend	—	(270,000)
Net loss attributable to common stockholders	$(84,396)	$(1,343,954)

Net loss attributable to common stockholders per common share (basic and diluted)	$(0.00)	$(0.04)

Weighted average shares used in computing loss per common share:	131,428,001	33,051,363